Exhibit 99.1

Beeline Announces Public Launch of MagicBlocks, an AI-Powered Sales Agent Platform

Providence, Rhode Island-- March 20, 2025 - Beeline Holdings, Inc. (Nasdaq: BLNE), an emerging FinTech mortgage lender, announces the official public launch of MagicBlocks, an AI-driven sales agent platform, on April 1, 2025. Incubated by Beeline, MagicBlocks successfully completed its Beta phase with 16 clients, exceeding expectations and validating its market potential as a global solution open to businesses worldwide.

MagicBlocks was founded by Jay Stockwell and Sean Clark while at Beeline and was spun off as an independent company. Beeline retains an equity stake, while Stockwell serves as CEO. Beeline also licenses the MagicBlocks platform.

“MagicBlocks represents a breakthrough in AI-driven sales efficiency,” said Nick Liuzza, CEO of Beeline. “With its strong Beta results, we’re happy to see it go to market as a scalable, international solution.”

Beeline continues to expand beyond mortgage origination by integrating SaaS-based revenue streams. Most lenders license third-party software, and the ones who build their own platforms don’t generally license it. Beeline is willing, leveraging its proprietary AI technology to create better outcomes for mortgage consumers while generating recurring SaaS revenue.

Earlier this year, Beeline Labs introduced BlinkQC, an automated quality control solution streamlining mortgage operations. Currently live within Beeline, BlinkQC will be available industry-wide in early April.

With its AI-powered technology and market expertise, Beeline is redefining mortgage lending, combining innovation, efficiency, and strategic growth.

About Beeline

Beeline is a forward-thinking mortgage origination and technology company transforming home loans into a short, transparent and easy path for millions of Americans. Using AI and proprietary tech, Beeline offers near-instant pre-approvals in as little as seven minutes—allowing borrowers to see loan options and lock their rate in one session.

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